Exhibit 99.2

Vy Global Growth

SHAREHOLDER LETTER

Dear Partners,

In October of 2020 we took Vy Global Growth (VYGG) public on the New York Stock Exchange, raising $575 million dollars, with the intention of partnering with world class founders of private technology companies and helping them on their path to becoming a public company. We pledged $100 million of our own capital to any potential transaction and believed our background, network and expertise alongside our patient capital would present an attractive path for such a company to enter the public markets via a combination with VYGG. We were also encouraged by a number of new high-quality sponsors coming into the market which we believed represented a meta shift in the SPAC market, SPACs as a path to the public markets. Two years later, we are returning our $575 million of capital in trust to shareholders as we have been unable to consummate a transaction that meets our investment criteria.

From day one, we were clear among ourselves and with our investors that the goal was to combine with a world class company that was a leading business with measurable metrics, strong growth and most importantly a founding team we would be proud to partner with for years to come. Post-closing we had discussions with a number of incredible companies. One of these companies later completed a very successful traditional IPO. We also had in-depth discussions with a number of other high quality businesses, but as time went on, the reluctance of founders and their respective boards of directors, to consider the SPAC path grew considerably. In short, while there were transactions that were potentially actionable for VYGG during the past year, none of them met our investment criteria.

As market conditions began to shift in mid 2021 and especially into 2022, the market conditions for SPACs as a path for high quality growth companies to enter the public markets became very challenging. Heightened oversight of SPACs by the SEC has impacted the deSPACing process, further affecting investor appetite for deSPACs. Recent average redemption rates at the time of a deSPAC has been approximately 92%. In our view, the number of quality of companies that have recently completed deSPACs has remained incredibly low.

The VYGG team holds our responsibility as investors and stewards of our investors’ capital in the highest regard. Our integrity matters more to us than losing our sponsor capital. Given the state of the SPAC market, we would not currently feel comfortable recommending the deSPAC path to high-quality companies.

We firmly believe that capital preservation remains a priority in a down market. While we are not pleased to have to return investor’s money without gains, we are pleased to have acted as diligent fiduciaries. In the past 24 months, 310 out of 357 (87%) companies that have completed a deSPAC are trading below their issuance price. Since VYGG launched, the SPAC index (Defiance Next Gen SPAC ETF) lost over 44% of its value, tech SPACs lost even more of their value (down 56%) and over 80% of traditional technology IPOs since October 2020 are trading below issuance price. These were not market conditions to use investors’ money to combine with a technology company and push a deal through.

We are disappointed that we did not achieve our initial objective of consummating a high-quality transaction for VYGG. While we regret not having had the chance to partner for the long term with many of you on this transaction, we welcome the opportunity to work together in the future. We are extremely grateful for your partnership over the past two years.

On behalf of the Vy Global Growth Team,

Alexander Tamas – Chairman of the Board

John Hering – Chief Executive Officer